Exhibit 10.1

C-Suite Severance and Change of Control Agreement

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into, effective as of May 15, 2024 (the “Effective Date”), by and between Cyngn Inc. (the “Company”), and Don Alvarez (“Employee”).

Upon acceptance of this Agreement, the following terms and conditions shall apply to your employment:

1. Term of Employment and Severance Benefits.

It is important for you to understand that California is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this Agreement will be governed by the laws of California, without regard to the conflict of law rules thereof. Notwithstanding the foregoing, in the event that, other than during a Change of Control Period (as defined below), the Company terminates your employment without Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), then the Company shall pay you a lump sum amount equal to (i) Six (6) months of your then current base salary, plus (ii) the annual bonus you are eligible to receive for the calendar year in which your termination occurs assuming Company performance is achieved at target (100% for both Company and personal performance) and pro-rated based on your termination date, which will be payable within the period of time set forth in Section 3 below following your termination of employment and (iii) 25% of the then-unvested equity awards issued to you by the Company shall be vested as of your termination date. In addition, the Company will directly pay, or reimburse you for, the premium cost for you and your dependents of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date from the date of your termination of employment through the earlier of the six month anniversary of the termination of your employment, or the date you become eligible for medical and dental insurance benefits from a subsequent employer, provided, that, if you are eligible, you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company determines that it is unable or it is inadvisable to provide such medical and dental insurance benefits or “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six months prior to your termination, payable within the period of time set forth in Section 3 below following your termination of employment.

2. Termination in Connection with a Change of Control.

In the event that within sixty (60) days before or six (6) months following the consummation of a Change of Control (as defined below) (the “Change of Control Period”), the Company, or any successor thereto, terminates your employment without Cause or you terminate your employment for Good Reason, then the Company shall (i) pay a lump sum amount equal to six (6) months of your then current base salary (without giving any effect to any reduction thereof which may constitute Good Reason), which will be payable within the period of time set forth in Section 3 below following your termination of employment, (ii) pay a lump sum amount equal to six (6) months of the annual bonus you are eligible to receive for the current calendar year assuming performance is achieved at target (100% for both Company and personal performance) and, which will be payable within the period of time set forth in Section 3 below following your termination of employment and (iii) 50% of the then-unvested equity awards issued to you by the Company shall be vested as of your termination date or the Change in Control date (if later). In addition, the Company will pay, or reimburse you for, the premium cost for you and your dependents of medical and dental insurance benefits to the extent you were receiving such benefits immediately prior to your termination date from the date of your termination of employment through the earlier of the six (6) month anniversary of the termination of your employment or the date you become eligible for medical and dental insurance benefits from a subsequent employer, provided that, if you are eligible, you timely elect “COBRA” coverage under the Company group health insurance plan under which coverage was being provided to you at the time when your employment terminates. If the Company is unable or determines it is inadvisable to provide such medical and dental insurance benefits or “COBRA” coverage is not available to you as of the time when your employment is terminated, then the Company will pay to you a lump sum equal to the premium cost of the benefits provided for the six (6) months prior to your termination, payable within the period of time set forth in Section 3 below following your termination of employment.

3. Release.

The Company’s obligations to make such payments and provide such benefits shall be contingent upon your execution of a release in a form reasonably acceptable to the Company (the “Release”), comparable to the form attached hereto as Exhibit A, which Release must be signed, delivered to the Company and any applicable revocation period with respect thereto must have expired by the 30th day following your termination of employment (unless your termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), in which case the date shall be by the 52nd day following your termination of employment). The Release will not waive any of your rights, or obligations of the Company, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (5) any rights you may have as an existing shareholder of the Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between you and the Company will prohibit or prevent you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company. If the Release has been signed, delivered and any applicable revocation period has expired prior to the 30th day (or 52nd day, as applicable) following your termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day (or 52nd day, as applicable) following your termination of employment occurs in the calendar year following the year of your termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year.

4. Section 280G of the Internal Revenue Code (“Code”).

(a) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitutes a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (i) delivered in full pursuant to the terms of this Agreement, or (ii) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 4(b).

(b) The determination of whether Section 4(a)(i) or Section 4(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by you of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c) If Section 4(a)(ii) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(d) Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 4. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 4.

5. Definitions

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi), and (vii): (i) any merger that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, or combination of persons, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

For purposes of this Agreement, “Cause” shall mean (a) your failure to substantially perform your duties for the Company or your failure to perform the duties assigned to you with appropriate diligence, effort and skill (other than such failure resulting from your incapacity due to physical or mental illness); (b) your commission or engagement in an act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) your breach of any fiduciary duty to the Company, material violation of any other duty, law, rule, or regulation relating to the performance of your duties to the Company or breach of any policy of the Company or its successor; (d) your commission of a felony or any crime involving moral turpitude; (e) your breach of any confidentiality agreement or proprietary information agreement with the Company or your material breach of any other agreement with the Company or its successor; (f) your willful engagement in unfair competition with the Company or its successor or your willful misconduct that injures the reputation, business or assets of the Company or its successor; or (g) your inducement of a vendor or customer to break or terminate any material contract with the Company or its successor or your inducement of a principal for whom the Company or its successor acts as agent to terminate such agency relationship.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or circumstances without your written consent: (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibility which is not as a result of your performance; or (iii) a material breach by the Company of this Agreement or any other material written agreement between you and the Company.

In order to establish a “Good Reason” for terminating employment, you must deliver written notice to the Company of the existence of the condition giving rise to the Good Reason within 90 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days of its receipt of your written notice, and your termination of employment must occur no later than 30 days following the expiration of that 30-day cure period.

6. Section 409A

All severance or change of control payments are intended to be exempt from or, if not, shall be made in full compliance with Section 409A of the Code (“Section 409A”) and shall begin only upon the date of your “separation from service” (as defined below), which occurs on or after the date of termination of the employment relationship, and shall be subject to the rules set forth below.

(a) It is intended that each installment, if any, of the severance or change of control payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A and the guidance issued thereunder. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment, if any, of the severance or change of control payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment, if any, of the severance or change of control payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment, if any, of the severance or change of control payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance or change of control payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this paragraph (d), “the Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) If either you or the Company reasonably determines that any payment hereunder will violate Section 409A, you and the Company shall use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A. You and the Company agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment under this Agreement was (or may be) made in violation of Section 409A, the Company will cooperate reasonably with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you. Notwithstanding the foregoing, neither the Company nor any of its employees, directors or agents shall have any obligation to reimburse or otherwise hold the Employee harmless for any and all taxes, penalties or interest (including any imposed under Section 409A arising under this Agreement or otherwise).

7. Other Terms

This Agreement will be binding on the parties and their successors and assigns. The Company shall require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

This Agreement shall be governed by and construed in accordance with California law, without regard to the conflict of law rules thereof.

If any provision of this Agreement is determined to be illegal or unenforceable, then the remainder of this Agreement nonetheless shall be fully enforceable and binding upon the parties hereto, and it is the intent of the parties that a court or arbitrator shall enforce the remainder of this Agreement to the maximum extent permitted by law. The prevailing party in any dispute concerning the interpretation or enforcement of this Agreement will be entitled to an award of his or its costs and reasonable attorneys’ fees, in addition to any other eligible relief.

This Agreement (a) represents our entire understanding regarding the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings regarding such subject matter, whether oral or written and (b) may not be modified or amended, except by a written instrument executed by you and by a duly authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement shall control.

ACCEPTANCE

The undersigned agrees to and accepts the terms and conditions set forth above.

Date: May 15, 2024	/s/ Don Alvarez
Employee

EXHIBIT A

FORM OF GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the mutual promises and covenants contained herein, I, [EMPLOYEE NAME], hereby agree as follows:

1.	In consideration of the promises and covenants made by the Cyngn Inc. (the “Company”) in the Severance and Change of Control Agreement between me and the Company, I hereby agree to the following:

a.	I knowingly and voluntarily, on behalf of myself, my heirs, executors, administrators, successors and assigns, irrevocably release and forever discharge the Company, its subsidiaries and affiliates, and all of their parent organizations, predecessors, successors, officers, directors, trustees, employees, agents, attorneys and employee benefit plans (hereafter, the “Released Parties”) from all claims, demands or causes of action arising out of facts or occurrences prior to my execution of this General Release and Waiver of Claims (“Release”), whether known or unknown to me. I agree that this Release is intended to be broadly construed so as to resolve any pending and potential disputes between me and the Company that I have up to my execution of this Release, whether such disputes are known or unknown to me, including, but not limited to: claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; claims based on express, implied or quasi-contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any and all claims for wrongful or unlawful discharge; any and all claims arising out of or related to any aspect of my employment relationship with the Company or my hiring or the termination thereof; and any and all claims based on the following statutes, and any amendments thereto: the Age Discrimination in Employment Act (29 U.S.C. §621), as amended, Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e), as amended , the Civil Rights Acts of 1866, 1871 and 1991 (42 U.S.C. §1981, §1983), as amended, the Employee Retirement Income Security Act (29 U.S.C. §1001), as amended (with respect to unvested benefits), the Family and Medical Leave Act (20 U.S.C. §2601), as amended, the Americans With Disabilities Act (42 U.S.C. §12101), as amended, the Occupational Safety and Health Act (29 U.S.C. §651) or California OSHA or any other health/safety laws, statutes or regulations, the Equal Pay Act of 1963 (29 U.S.C. §206(b)), as amended, the Consolidated Omnibus Budget Reconciliation Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), as amended, and any State WARN Statutes, the California Constitution, the California Labor Code, the Private Attorneys General Act of 2004 (“PAGA”) (Labor Code § 2698 et seq.), the California Business & Professions Code, including Sections 17200 et seq., the California Equal Pay Act (Labor Code § 1197.5), the California Fair Employment and Housing Act (“FEHA”) codified as Government Code §§ 12900-12996, California Family Rights Act (“CFRA”) (codified as Government Code §§ 12945.1-12945.2), or any other applicable federal, state or local law, statute, regulation, ordinance or order, and including all claims for, or entitlement to, back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief. This Release shall also include any discovery sought relating to any of the claims released by this Release.

b.	If any claim is not subject to release in Paragraph 2(a), to the extent permitted by law, I agree that I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which I or any other of the Released Parties identified in this Release is a party.

2.	I hereby confirm, to my knowledge, that no claim, charge, complaint, or action of any type by me (whether individual or as class, collective or consolidated action) against the Released Parties exists in any forum or form with respect to any matters covered by this Release. In the event that any such claim, charge, complaint or action exists or is filed, I agree that I shall not be entitled to recover any relief or recovery therefrom, including but not limited to costs and attorney’s fees, and that the Released Parties are entitled to restitution, set-off or recoupment of all of the payments made pursuant to this Release. If it is discovered that there are any other claims, charges or lawsuits pending against any of the Released Parties, I agree to execute and file a notice of withdrawal/dismissal with prejudice within five (5) days of receiving a demand from the Released Parties.

3.	I understand and agree that this Release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to me under Section 1542 of the California Civil Code, or any similar federal law or regulation are hereby expressly waived. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

I certify that I have read and understood this general release and Section 1542 and that I expressly waive any right or benefit available to me in any capacity under the provisions of Section 1542.

4.	By executing this Release, I hereby waive the right to recover, and agree not to seek any damages, remedies or other relief for myself personally in any proceeding I may bring before the Equal Employment Opportunity Commission (“EEOC”), the California Civil Rights Division (“CRD”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any state or local fair employment practices agency or other government enforcement agency, or in any proceeding brought by such agency on my behalf unless otherwise permitted by law. This Release does not affect, however, my right to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Additionally, the parties intend that the Company shall have the right, to the full extent permitted by law, to enforce this Release and to pursue any and all legal or equitable remedies against me in the event I violate this Release.

5.	Further, I understand that by executing this Release, I am not releasing any claims that cannot be lawfully waived. This Release also does not release any rights or claims that may arise after the date on which I sign the Release. In addition, this Release is not intended to prohibit me from filing in good faith for and from receiving any workers’ compensation benefits from the Company’s workers’ compensation carrier for compensable injuries incurred during my employment.

6.	I acknowledge and agree that the benefits received pursuant to the Severance and Change of Control Agreement to which this Release is an exhibit exceeds the nature and scope of that to which I would otherwise have been entitled to receive from the Company and constitutes adequate consideration for my promises herein.

7.	I acknowledge and agree that:

a.	before signing this Release, I was given a period of at least twenty-one (21) calendar days to consider this Release; and

b.	I have read and understand this Release in its entirety; and

c.	I have been advised by the Company to consult with an attorney before signing this Release and have been given at least five (5) business days to do so and this paragraph constitutes such advice in writing; and

d.	for a period of seven (7) days following my execution of this Release, I may revoke this Release by providing written notification to [HR NAME] at [HR EMAIL/ADDRESS], and the Release shall not become effective or enforceable until the seven-day revocation period has expired; and

e.	I enter into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

f.	The Company shall have the right, to the full extent permitted by law, to enforce this Release and to pursue any and all legal or equitable remedies against me in the event I violate this Release.

Executed on: __________________
Employee